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                   [PASTORE COMMUNICATIONS GROUP LETTERHEAD]

                                                                    NEWS RELEASE

                        LEGEND PROPERTIES CLOSES SALE OF
                       LAGUNA SECA RANCH DEVELOPMENT SITE
                               FOR $12.8 MILLION

WOODBRIDGE, Va. Jan. 5 - Legend Properties (formerly NASDAQ:LPROE) has closed its sale of Laguna Seca Ranch, a proposed residential development site in Monterey, Calif. for $12.8 million.

Laguna Seca is the second of two assets Legend has recently sold which together generated proceeds of more than $32 million. On Nov. 18, the company sold the Lynnwood Center, a retail property in Lynnwood, Wa. for $20.2 million.

The gain from the Laguna Seca sale is expected to be $4 million and the gain from the Lynwood sale is expected to be approximately $195,000.

President Ed Podboy said, "These sales help to further sharpen our focus on Legend's core assets on the East Coast, where we are developing large residential properties in Maryland and Virginia near Washington, D.C. and on Florida's east coast near Vero Beach. In August, we moved our headquarters from Seattle, Wash., to metro Washington, D.C., to consolidate our efforts and reduce operating costs."

Mr. Podboy also said, "We believe that the proceeds from the California and Washington sales should allow us to fund 1998 operations without raising additional capital." He said Legend plans to use the sales proceeds as a source of operating capital and to fund the development and construction of its core East Coast assets.

Woodbridge, Va-based Legend Properties, Inc. is a real estate development company with properties in Vero Beach, Fla., and suburban Washington, DC. The company owns more than 5,800 acres of development properties, with approvals for more than 10,000 homes and six million square feet of commercial and industrial property.

NOTE: Certain statements in this news release that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of

                                     -more-

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Page two
Pastore/Legend Properties
Jan. 5, 1997

1995. Without limiting the foregoing, words such as "believe," "should," "expects" and similar expressions are intended to identify forward-looking statements. For a discussion of factors affecting the company's business plan, see the company's 1996 annual report on Form 10-K - management's discussion and analysis - "factors affecting Legend's business plan." These statements are subject to a number of risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements. The company undertakes no obligation to update these forward-looking statements to reflect future events or circumstances.